UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 7, 2016

Hines Real Estate Investment Trust, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Initial Liquidating Distribution

On December 7, 2016, the board of directors of Hines Real Estate Investment Trust, Inc. (“Hines REIT” or the “Company”) authorized the Company to declare a distribution of $6.20 per share to all stockholders of record as of December 7, 2016. With the approval of its stockholders, Hines REIT has adopted a plan of liquidation and dissolution (the “Plan”) and has completed the sale of most of its assets. This distribution, which in the aggregate is equal to approximately $1.5 billion, is expected to be paid to stockholders and non-controlling interest holders (as described below) in cash on or around December 23, 2016. It is the initial liquidating distribution pursuant to the Plan, and, as such, will reduce the stockholders’ remaining investment in Hines REIT. In addition to this initial liquidating distribution pursuant to the Plan, Hines REIT previously paid special distributions to its stockholders and non-controlling interest holders totaling $1.01 per share from July 2011 through April 2013. Such special distributions were designated as a partial return of the stockholders’ invested capital.

The Company conducts substantially all of its business through its operating partnership, Hines REIT Properties, L.P. (the “Operating Partnership”). As of September 30, 2016, the Company owned a 91.1% general partner interest in the Operating Partnership and Hines 2005 VS I LP (“Hines 2005 VS”), an affiliate of Hines Interests Limited Partnership (“Hines”), the Company’s sponsor, owned a 0.5% interest in the Operating Partnership. In addition, another affiliate of Hines, HALP Associates Limited Partnership (“HALP”) owned a 8.4% profits interest (the “Participation Interest”) in the Operating Partnership as of September 30, 2016. As disclosed in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 23, 2016, as a result of the respective interest of each of Hines 2005 VS and HALP in the Operating Partnership as non-controlling interest holders, they will receive their pro-rata share of the liquidating distributions pursuant to the Plan. Accordingly, Hines 2005 VS and HALP will be paid initial liquidating distributions on or around December 23, 2016 of approximately $6.9 million and $128.1 million, respectively.

The Company is in the process of liquidating its few remaining assets and expects to make one or more additional liquidating distributions pursuant to the Plan during the first quarter of 2017. Hines REIT presently expects that the aggregate liquidating distributions to its stockholders pursuant to the Plan will be within the range of $6.35 to $6.65 per share, as disclosed when Hines REIT announced the Plan. There can be no assurances as to the timing or amount of any additional liquidating distributions.

Upcoming Determination of NAV and Extension of Advisory Agreement

The Company expects its board of directors to determine a new estimated per share net asset value of the Company on or before December 31, 2016. In addition, on December 7, 2016, the current term of the Advisory Agreement by and among the Company, Hines Advisors Limited Partnership and Hines REIT Properties, L.P. was extended for an additional three months through March 31, 2017, unless the agreement is terminated earlier at the sole discretion of the Company.

Forward-Looking Statements
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected benefits of the Plan, the estimated range of distributions to be made in connection with the Plan, the expected timing and completion of the Plan, and the future business, performance and opportunities of the Company. Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the Plan, the response of tenants, business partners and competitors to the announcement of the Plan; unanticipated difficulties or expenditures relating to pending legal proceedings or legal proceedings that may be instituted against the Company and others related to the Plan; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the Company’s existing markets; reductions in asset valuations and related impairment charges; risks associated with downturns in domestic and local economies, changes in interest rates and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended; possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel of Hines Interests Limited Partnership or its affiliates whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this filing. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.

December 8, 2016	By:	/s/ J. Shea Morgenroth
J. Shea Morgenroth
Chief Accounting Officer and Treasurer